Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated May 7, 2024, is entered into by and between American Equity Investment Life Holding Company, an Iowa corporation (“AEL”), and American National Group, LLC, a Delaware limited liability company (“ANAT”, and, together with AEL, the “Parties”).

WHEREAS, as of the date hereof, BAM Re Holdings Ltd. (“BAM Re Holdings”), an affiliate of ANAT, owns 12,028,979 shares of common stock, par value $1.00, of AEL (“AEL Stock”).

WHEREAS, as of the date hereof, ANAT owns 56,630,848 shares of AEL Stock.

WHEREAS, AEL and ANAT intend to effect a merger of ANAT with and into AEL, with AEL being the surviving entity (the “Merger”), in accordance with the terms of the Iowa Business Corporation Act (the “IBCA”), the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and conditions hereinafter set forth.

WHEREAS, this Agreement has been approved by the sole member of ANAT, by the unanimous written consent of the board of directors of AEL and by the unanimous written consent of the shareholders of AEL.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the terms and provisions of the Merger shall be hereinafter set forth:

ARTICLE ONE

MERGER

1.1            Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the IBCA and DLLCA, ANAT shall be merged with and into AEL, and the separate existence of ANAT shall cease. AEL shall be the surviving entity (the “Surviving Company”) in such Merger. The Merger shall become effective at 9:00 am Eastern Time on May 7, 2024, as set forth in the articles of merger to be filed with the Secretary of State of the State of Iowa (the “Articles of Merger”, and such time, the “Effective Time”).

1.2            AEL shall continue its existence as the surviving corporation of the Merger under the laws of the State of Iowa.

1.3            From and after the Effective Time, all the property, assets, rights, privileges, powers and franchises of ANAT and AEL shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of ANAT and AEL shall become the debts, liabilities, duties and obligations of the Surviving Company.

1.4            At the Effective Time, by virtue of the Merger and without any action on the part of any person or entity:

(a)	all of the common shares of ANAT outstanding immediately prior to the Effective Time will be converted into, in the aggregate, 9,087 duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, in the Surviving Company (“Surviving Company Stock”);

(b)	each share of AEL Stock owned by ANAT immediately prior to the Effective Time will be canceled and shall cease to exist and be outstanding, and no consideration shall be delivered in exchange thereof;

(c)	all of the shares of AEL Stock owned by BAM Re Holdings immediately prior to the Effective Time will be converted into, in the aggregate, 913 shares of Surviving Company Stock;

(d)	(i) each share of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A, of AEL (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding as one share of Series A Preferred Stock of the Surviving Company entitled to the same dividends and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and subject to the same qualifications, limitations and restrictions, set forth in the certificate of designations applicable thereto as of immediately prior to the Effective Time, and (ii) each depositary share issued pursuant to the deposit agreement to which the depositary shares are subject, representing one-thousandth of one share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding and represent one-thousandth of one share of Series A Preferred Stock of the Surviving Company;

(e)	(i) each share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, of AEL (“Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding as one share of Series B Preferred Stock of the Surviving Company entitled to the same dividends and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and subject to the same qualifications, limitations and restrictions, set forth in the certificate of designations applicable thereto as of immediately prior to the Effective Time, and (ii) each depositary share issued pursuant to the deposit agreement to which the depositary shares are subject, representing one-thousandth of one share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding and represent one-thousandth of one share of Series B Preferred Stock of the Surviving Company; and

(f)	each preferred share of ANAT issued and outstanding immediately prior to the Effective Time shall automatically become one duly authorized, validly issued, fully paid and nonassessable share of Preferred Stock, Series C of the Surviving Company.

1.5	The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the IBCA and the DLLCA.

1.6           The Parties shall treat the Merger as a transfer of the assets and assignment of the liabilities of ANAT to AEL to which Section 1001 of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1502-13 applies for U.S. federal tax purposes.

ARTICLE TWO

ARTICLES OF INCORPORATION

Except with respect to the preferred stock of the Surviving Company as set forth in Section 1.4(d), Section 1.4(e) and Section 1.4(f), the articles of incorporation of AEL in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter duly amended as provided therein or by applicable law.

ARTICLE THREE

BYLAWS

The bylaws of AEL in effect immediately before the Effective Time shall be the bylaws of the Surviving Company until thereafter duly amended as provided therein or by applicable law.

ARTICLE FOUR

DIRECTORS AND OFFICERS

From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) the board of directors of AEL immediately before the Effective Time shall be the board of the Surviving Company and (b) the officers of AEL immediately before the Effective Time shall be the officers of the Surviving Company.

ARTICLE FIVE

AUTHORIZATION

The Parties each warrant to the other that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within their corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company action, as applicable.

ARTICLE SIX

AMENDMENTS

At any time prior to the filing of the Articles of Merger and the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”, together with the Articles of Merger, the “Certificates of Merger”), this Agreement may be amended by written agreement of the Parties, authorized by the sole member or board of directors of each Party, as applicable, to the extent permitted by applicable law.

ARTICLE SEVEN

MISCELLANEOUS

7.1           This Agreement will be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to the principles of conflict of laws thereof.

7.2           If, at any time after the Effective Time, any further action is determined by the board of directors of the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all property, assets, rights, privileges, powers, franchises, debts, liabilities, duties and obligations of ANAT, the officers of the Surviving Company shall be fully authorized (in the name of ANAT and the Surviving Company) to take such action.

7.3           This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

7.4           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder shall remain in full force and effect and shall be in no way affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Parties.

7.5           At any time prior to the filing of the Certificates of Merger, this Agreement may be terminated and abandoned by written agreement of the Parties, authorized by the sole member of ANAT and the board of directors of AEL.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

American Equity Investment LIFE Holding Company

BY:	/s/ Timothy A. Walsh
Name: Timothy A. Walsh
Title: President and Chief Executive Officer

American National Group, LLC

BY:	/s/ Timothy A. Walsh
Name: Timothy A. Walsh
Title: President and Chief Executive Officer

[Signature Page to Short Form ANAT/AEL Merger Agreement]